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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

To the Board of Directors of
COTT CORPORATION

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Number 333-122974), Form S-8 (File Number 333-108128), Form S-8 (File Number 333-56980), Form S-8 (File Number 333-05172),
Form S-8 (File Number 033-84964), Form S-8 (File Number 033-72894) and Form S-3 (File Number 333-112092) of Cott Corporation of our report dated February 22, 2006 relating to the financial statements, management's assessment of the internal control over financial reporting and effectiveness of the internal control over financial reporting and financial statement schedules, which appears in this Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Toronto, Ontario
March 6, 2006